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                                                                    EXHIBIT 6.11


              OMICRON TECHNOLOGIES, INC. SHARE PURCHASE AGREEMENT
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                                                                    EXHIBIT 6.11

                           OMICRON TECHNOLOGIES, INC.

                            SHARE PURCHASE AGREEMENT


         THIS SHARE PURCHASE AGREEMENT (the "Agreement") is entered into and effective as of the date executed herein by and between SAKWINDER NARWAL (the "PURCHASER") and OMICRON TECHNOLOGIES, INC., a Florida corporation (the "COMPANY").

         1. PURCHASE OF SHARES: The Purchaser agrees to purchase a total of SIX MILLION SEVEN HUNDRED THIRTY THOUSAND (6,730,000) shares of common stock of the COMPANY (the "Shares"), at a price of FIFTY-TWO CENTS ($0.52) U.S. per share, for a total purchase price of THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000.00) U.S. Each share purchased will have one common stock purchase warrant attached exercisable at a price of FIFTY-TWO CENTS ($0.52) U.S. per share for a three (3) year period.

         2. RESTRICTED NATURE OF SHARES: The Shares to be issued to the PURCHASER shall be subject to a one (1) year holding period before the Shares are eligible for sale in the U.S. public market. The sale of the Shares will be further limited by the resale provisions of SEC Rule 144.

         3. ADDITIONAL RESTRICTED NATURE OF RESTRICTED SHARE: Notwithstanding the one (1) year holding period for the Shares, the PURCHASER is an "affiliate" or "control person" of the Company and will be subject to certain limitations with respect to the sale of its Shares. Accordingly, as a result of such a designation, the sale of the Shares will be limited by SEC Rule 144 for such time as the PURCHASER is an affiliate or a control person of the COMPANY.

         4. PRIVATE SALE ACKNOWLEDGEMENT: The parties acknowledge and agree that the issuance of the Shares is being undertaken as a private sale pursuant to
Section 4(1) of the Securities Act of 1933, as amended and the Florida Securities and Investor Protection Act, Section 517.061 and is not being transacted via a broker-dealer and/or in the public market.



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         5. PAYMENT: Payment for the Shares will be made in United States dollars delivered to the Company via check or wire transfer within ten (10) business days from the execution of this Agreement.

         6. RECEIPT OF INFORMATION: Purchaser represents that he has received all of the information he considers necessary or appropriate for deciding whether to purchase the Shares including but not limited to the COMPANY'S Business Plan and all requested documents with respect to the COMPANY'S current business and financial status. The PURCHASER further represents that he has had the opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the purchase of the Shares and the business, properties, prospects and financial condition of the COMPANY and to obtain additional information necessary to verify the accuracy of any information furnished to him which he has access.

         7. INVESTMENT EXPERIENCE: The PURCHASER represents that he is experienced in evaluating and investing in securities of companies in the stage of development of the COMPANY and acknowledges that he is able to fend for himself, can bear the economic risk of his investment, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Shares.

         8. PURCHASE ENTIRELY FOR OWN ACCOUNT: The PURCHASER represents that the Shares to be purchased will be acquired for investment purposes for his own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

         9. NO APPROVAL BY REGULATORY AGENCY: The PURCHASER further acknowledges and understands that the Shares are being offered in reliance on and pursuant to
Section 4(1) of the Securities Act of 1933, as amended and the private placement exemption provided in the Florida Securities and Investor Protection Act,
Section 517.061, and that no governmental body or regulatory agency has approved or endorsed the COMPANY'S offering of these Shares.



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         10. ARBITRATION: The parties hereby submit all controversies, claims and matters of difference arising out of this Agreement to arbitration in Vancouver, British Columbia according to the rules and practices of the Canadian Arbitration Association from time to time in force. This submission and agreement to arbitrate shall be specifically enforceable. The Agreement shall further be governed by the laws of the State of Florida.


         11. INTERPRETATION OF AGREEMENT: The parties agree that should any provision of this Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing such provisions or any part of the entire Agreement in favor of or against any party herein, but rather by construing the terms of this Agreement fairly and reasonably in accordance with their generally accepted meaning.

         12. MODIFICATION OF AGREEMENT: This Agreement may be amended or modified in any way at any time by an instrument in writing stating the manner in which it is amended or modified and signed by each of the parties hereto. Any such writing amending or modifying this Agreement shall be attached to and kept with this Agreement.

         13. ATTORNEY FEES: if any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

         14. ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.



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         15. COUNTERPARTS: This Agreement may be signed in one or more counterparts.

         16. FACSIMILE TRANSMISSION SIGNATURES: A signature received pursuant to a facsimile transmission shall be sufficient to bind a party to this Agreement.





         DATED: November 10, 1999      By: /s/ SAKWINDER NARWAL
                                           -------------------------------------
                                           SAKWINDER NARWAL




                                       OMICRON TECHNOLOGIES, INC.


         DATED: November 10, 1999      BY: /s/ BARRETT SLEEMAN
                                           -------------------------------------
                                           BARRETT SLEEMAN
                                           President





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